Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-201957 and No. 333-214342 on Form S-8 of our reports dated May 23, 2019, relating to the consolidated financial statements of Vista Outdoor Inc. and subsidiaries, and the effectiveness of Vista Outdoor Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Vista Outdoor Inc. for the year ended March 31, 2019.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah
May 23, 2019